EXHIBIT 10.69

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, effective as of September 15th, 2006, between Danka Office Imaging Company (the “Company”), and Roderick O. Denzer (“Executive”), (collectively the “Parties. This Agreement shall supersede the Employment Agreements executed in 2002 and 2003 by Rod Denzer.

W I T N E S S E T H:

WHEREAS, the Company wishes to provide for the employment of Executive as the Regional Business Unit President – West of the Company on the terms and conditions herein set forth; and

WHEREAS, Executive wishes to serve in such capacity on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the continued employment of Executive, the promises and of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

SECTION I – TERMS OF EMPLOYMENT

A)  DUTIES OF POSITION.  Company shall employ Executive in the position of Regional Business Unit President – West. The Parties expressly agree that this position is a key executive position in the Company. Executive shall comply with his obligations set forth in this Agreement and with all Company polices, now currently in force, or as may be unilaterally adopted and modified by the Company during the term of Executive’s employment, whether or not reduced to writing.

B)  DUTY OF LOYALTY.  Executive will (1) devote all of his professional and business time, attention, and energies to the business of the Company and diligently perform all duties incident to his employment; (2) use his best effects to promote the interests and goodwill of the Company; and (3) perform such other duties as the Company may assign. Further, during the term of employment, Executive shall not engage in any activity to the detriment or embarrassment of Company. By way of illustration and not as a limitation, Executive shall not discuss with any customer or potential customer of the Company, or any competitor of the Company, or any employee of the Company, any plans by Executive or any other employees of the Company to leave the employment of the Company or to compete with the Company.

C)  ADDITIONAL OBLIGATIONS OF EXECUTIVE.  Executive understands that the obligations imposed under this Agreement are not exclusive, and that the Company may unilaterally, from time to time, impose additional reasonable obligations upon Executive consistent with his duties and position within the Company. If the Company promotes Executive, or changes Executive’s areas of responsibilities, the Company, at its sole option, may require Executive to execute an Addendum describing the Executive’s promotion, or change of areas of Executive’s responsibilities.

D)  PLACE OF EMPLOYMENT.  The principal place of employment of Executive hereunder shall be at the offices of the company in or around Dallas, Texas. Executive shall travel as may be required to discharge his obligations and perform his duties hereunder.

E)  AT-WILL PRESUMPTION.  Executive’s employment with the Company is “at will” and Executive may be terminated at any time with or without cause.

F)  COMPENSATION.

(1)

The Company shall pay Executive, as compensation for services to be rendered pursuant to this Agreement, a salary, payable in accordance with the company’s standard payroll practices, at the rate of $265,000 per annum (the “Base Compensation”).

(2)

Executive shall be eligible for a target bonus of 50% of Executive’s Base Compensation based upon achievement of established corporate, division and individual objectives as determined by the Company’s Management Incentive Program (MIP). However, all compensation, bonuses, or other incentives are subject to modification by the Company at its sole discretion.

G)  EXPENSES.  In addition to the compensation to be paid under Section F herein, the Company shall reimburse Executive for all reasonable out-of pocket expenses paid or incurred by Executive in the performance of his duties hereunder upon submission of signed itemized lists thereof on the forms used, and in accordance with the procedures established from time to time, by the Company for that purpose.

SECTION II - TERMINATION OF AGREEMENT

A)  TERMINATION BY THE COMPANY - FOR CAUSE.  Company may, in its sole discretion, terminate Executive’s employment at any time for cause, which shall be defined as follows:

a.	Executive fails to comply with any material Company policy, either currently in force, or as may from time to time be adopted and modified by the Company; or
b.	Executive repeatedly fails or refuses to carry out the duties and responsibilities assigned; or
c.	Executive breaches his obligations under the terms of this Agreement; or
d.

Executive has committed an act of dishonesty, moral turpitude or theft, or has breached his duties of loyalty to the Company, including any duties specified herein, or has committed an act of insubordination to any of his supervisors.

In the event Executive’s employment is terminated under this Section, Executive’s right to the compensation and benefits provided herein, or as subsequently amended or modified, shall immediately terminate and/or cease to accrue, provided, however, that Executive shall receive (i) the unpaid portion, if any, of the Base Salary computed on a pro-rata basis to the date of termination and (ii) any unpaid accrued benefits owed to Executive in effect for Executive at the time.

B)  TERMINATION BY THE COMPANY – NOT FOR CAUSE.  The Company may terminate the Executive for reasons other than those enumerated in Section A above. In such event, Executive shall receive (i) the unpaid portion, if any, of the Base Salary computed on a pro-rata basis to the date of termination of employment, (ii) any unpaid accrued benefits owed to Executive in effect for Executive at the time. Executive shall also be entitled to receive the severance benefits set forth in Section C below provided that Executive has executed a release and severance agreement satisfactory to the Company. Such payments shall constitute the full damages to which Executive is entitled. Executive agrees that he shall not be entitled to any other remedy at law or in equity, including but not limited to general, special, punitive or exemplary damages and/or injunctive relief.

C)  SEVERANCE PAYMENTS.  If Executive’s employment is terminated pursuant to Section B above, Executive shall be entitled to receive severance payments in the form of continued Base Salary, to be paid to Executive at regular payroll intervals for a period of twelve (12) months (“Severance Period”). In addition, Company will continue to pay the employer portion of Company sponsored health and dental benefits and the employer portion of Company sponsored short and long term disability benefits and the employer portion of Company sponsored life, accidental death and dismemberment insurance in effect at the time of severance until such time as Executive obtains other employment on conditions which are substantially comparable to Executive’s position with Company up to a maximum period of twelve (12) months, provided that Executive executes a severance agreement and release satisfactory to the Company. Executive shall not be entitled to any severance payments in the event of a resignation by Executive or in the event of termination for cause.

SECTION III - RESTRICTION OF THE USE OF CONFIDENTIAL INFORMATION

A)  SCOPE OF CONFIDENTIAL INFORMATION.  Executive acknowledges that the Company is engaged in the business of sales, servicing, renting and leasing of copier equipment, facsimiles, computers, laser printers, word processing equipment, digital printers and/or other related office products and services, network consulting and training, systems integration and software development, and office networking and/or systems solution business, (“Company’s Business”). Executive further recognizes that the Company’s Business and its continued success depend upon the use and protection of a large body of confidential and proprietary information. Executive further acknowledges that he holds a position of trust and confidence by virtue of which he necessarily possesses and has access to, highly valuable, confidential and proprietary information not known to employees of the Company at large or the public in general, and that it would be improper for him to make use of this information for the benefit of himself or other third parties and such use would cause irreparable harm to Company. All such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Company Secrets”. Company and Executive intend that the meaning of “Company Secrets” in this Agreement will be read as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible medium) which (i) is related to Company’s Business or potential future business and (ii) is not generally and publicly known. This includes, without specific limitation, information relating to the nature and operation of the Company’s Business, the persons, firms and corporations which are customers or active prospects of the Company during Executive’s employment by the Company, the Company’s development, transition and transformation plans, the Company’s methodology and methods of doing business, the Company’s strategic, acquisitions, marketing and expansion plans, including plans regarding planned and potential acquisitions and sales, financial and business plans, employee lists, numbers and location of sales representatives, new and existing programs and services, and those under development, prices and terms, customer service, integration processes requirements, costs of providing service, support and equipment and equipment maintenance costs.

B)  EXECUTIVES DUTY NOT TO DISCLOSE CONFIDENTIAL INFORMATION.  Executive will protect and preserve as confidential during his employment relationship with the Company and at all times after the termination of the employment relationship, all the Company Secrets at any time known to Executive or at any time in Executive’s possession or control. Executive understands that this Agreement includes an obligation not to disclose Company Secrets to employees within the Company who do not have a right or need to know the Company Secrets. Executive will, during his employment relationship with the Company and at all times after the termination of his employment relationship with the Company, neither disclose, use, nor allow any other person or entity to use in any way, except for the benefit of the Company and as directed by the Company, any of the Company Secrets.

C)  RETURN OF CONFIDENTIAL INFORMATION.  Executive will, prior to or upon leaving employment with the Company, deliver to the Company any and all records, items and media of any type (including, without limitation, all partial or complete copies of duplicates) containing or otherwise relating to any of the Company Secrets, whether prepared or acquired by, or provided to, Executive. Executive acknowledges that all such records, items and media are and at all times will be and remain the property of Company.

D)  SEVERABILITY.  Executive understands that the obligations imposed under this Section are in addition to, and independent of any Restriction on Post-Termination Employment imposed herein or any previously executed agreement concerning post-termination employment, impose separate and distinct obligations from the Restriction on Post-Termination Employment contained herein, and may be valid even if the Restriction on Post-Termination Employment contained herein is declared invalid, in whole or in part, in any judicial or quasi-judicial forum.

E)  INVENTIONS.  Any invention, improvement, design, development or discovery conceived, developed, invented or made by Executive, alone or with others, during his employment hereunder and applicable to the business of the Company, its parents, subsidiaries or affiliates shall become the sole and exclusive property of the Company. Executive shall (i) disclose the same completely and promptly to the Company, (ii) execute all documents requested by the Company in order to vest in the Company the entire right, title and interest, in and to the same, (iii) execute all documents required by the Company for the filing, and prosecuting of such applications for patents, copyrights and/or trademarks, which the Company, in its sole discretion, may desire to prosecute, and (iv) provide to the Company all assistance it may reasonably require including, without limitation, the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Company’s rights therein and thereto.

F)  NON-SOLICITATION OF EMPLOYEES.  Executive, except within the course of the performance of his duties hereunder, shall not at any time while he is in the employ of the Company, any constituent partner of the Company or any of their respective parents, subsidiaries, or affiliates and for 12 months thereafter (i) solicit or employ any individual who is then employed by the Company, any constituent partner of the Company or any of their respective parents, subsidiaries, affiliates, or (ii) in any way cause, influence, or participate in the employment of any individual which would be contrary to the Company’s best interests, as determined by the Company in its sole discretion.

SECTION IV - RESTRICTION ON POST TERMINATION EMPLOYMENT - ACKNOWLEDGEMENT BY EXECUTIVE.

A)  ACKNOWLEDGMENT OF PROTECTIBLE INTEREST.  Executive agrees that the Company has a bona fide interest in the protection of Company Secrets, goodwill and specialized knowledge acquired by Executive during the course of his employment with the Company. Employee agrees and stipulates that this Agreement, and its provisions addressing non-competition and confidentiality, are reasonable in time, area, and line of business. Employee stipulates and agrees that during his period of employment with Employer, he has obtained knowledge of Employer’s trade secrets, valuable confidential business information, substantial relationships with prospective and existing customers and received extraordinary and special training. Employee stipulates and agrees that this Agreement is reasonably necessary to protect the legitimate business interests of Employer and is not overbroad nor overlong in duration.

B)  ACKNOWLEDGMENT OF CONSIDERATION.  Executive acknowledges that the provisions of this Section are in consideration of (1) continued employment by the Company; (2) eligibility for stock options; (3) eligibility for the MIP; and (4) additional good and valuable consideration as set forth herein.

C)  ABILITY TO EARN LIVELIHOOD.  Following termination of Executive’s employment by Company for whatever reason, Company acknowledges that Executive may accept employment in a similar position within Company’s industry. In such event Executive agrees not to utilize Company Secrets in such employment nor shall executive solicit or employ Company employees or solicit Company customers for the timeframes set forth herein. Executive expressly agrees and acknowledges that the restrictions contained in this Section do not preclude Executive from earning a livelihood, nor does it unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of Executive’s breach of its obligations hereunder entitles the Company to enforce the terms hereunder by injunction or otherwise.

D)  EXECUTIVE’S GEOGRAPHIC AREA.  Executive’s Geographic Area for purposes of this Agreement is defined as the geographic area (also referred to within the Company as market area) that is or was under the Executive’s management, control and/or responsibility during the two (2) year period immediately preceding the termination of Executive’s employment; or any location in which Executive acted on behalf of Employer.

E)  POST-EMPLOYMENT RESTRICTIONS.  Executive agrees that if Executive’s employment with the Company is terminated for any reason by the Company other than pursuant to Section II(B) above, or if Executive resigns his/her employment with the Company, Executive will not, without the express written consent of the Company, directly or indirectly, for a period of twelve (12) months:

a.

solicit, sell to, divert, serve, accept or receive business, which is similar to, or competitive with, the Company’s Business, from any entity which was a customer of Company or an active prospect of Company, within the Executive’s Geographic Area, or

b.	solicit, entice, or encourage any employee of the Company to leave the Company or hire or employ any such employee.

F)  SEVERABILITY.  Executive understands that the obligations imposed under this Section are in addition to, and independent of, any Restriction on the Use of Confidential Information imposed under this Agreement and any previously executed agreement concerning post-termination employment, imposed separate and distinct obligations from the Restriction on the Use of Confidential Information contained herein, and may be valid even if the Restriction on the Use of Confidential Information herein, is declared invalid, in whole or in part, in any judicial or quasi-judicial forum.

SECTION V - REMEDIES FOR BREACH

A)  INJUNCTIONS.  In the event of a breach or threatened breach of any provision of this Agreement, Executive acknowledges and agrees that the Company will suffer irreparable harm and further acknowledges and agrees that the Company’s remedies at law are inadequate, and that the Company shall be entitled to an immediate injunction restraining such breach or potential breach as well as other equitable relief; provided, however, that nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available for such breach or threatened breach.

D)  RESTITUTION.  Notwithstanding anything in this Agreement or any other agreement between the Parties to the contrary and in addition to any other rights or remedies the Company may have, if at any time Executive (whether during his employment with the Company or thereafter as provided herein) has violated any of his obligations contained herein, then the obligation of the Company to pay salary, vacation pay, bonus, incentive compensation or other form of pay or compensation, shall terminate, and from and after such termination neither the Executive, his beneficiary nor any of their legal representation or distributees shall have any right to receive any payments in connection therewith.

C)  OTHER REMEDIES.  If Company commences any action in equity to specifically enforce any of its rights under this Agreement, Executive waives and agrees not to assert the defense that Company has an adequate remedy at law. All payments under this Agreement shall cease upon Executive’s violation of any of its terms. Executive shall indemnify Company for all costs, expenses, liabilities and damages, including reasonable attorney’s fees incurred in connection with any breach by Executive of the provisions of this Agreement and which Company may occur in enforcing any covenant within this Agreement.

SECTION VI - GENERAL

A)  ARBITRATION.  In the event Executive’s employment is terminated, and Executive contends that such termination was wrongful or otherwise in violation of his rights or privileges, express or implied, whether founded in fact or in law, or any other rights or privileges, or was in violation of any express or implied condition, term, or covenant, whether founded in law or in fact, including but not limited to the covenant of good faith and fair dealing, or otherwise in violation of law, Executive and Company agree to submit the above-described disputed matter to binding arbitration before the American Arbitration Association pursuant to its National Rules for the Resolution of Employment Disputes. Executive agrees that he shall not be entitled to any other remedy at law or in equity, including but not limited to general, special, punitive or exemplary damages and/or injunctive relief. Any controversy or claim arising out of or relating to this Employment Agreement, other than a claim for injunctive relief, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) in effect at the time demand for arbitration is made by any party. One arbitrator shall be named by the Company, a second by the Executive and the third arbitrator shall be named by the two arbitrators so chosen. In the even that the third arbitrator is not agreed upon, he or she shall be named by the American Arbitration Association. Arbitration shall occur in St. Petersburg, Florida. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The prevailing party shall be entitled to an award of reasonable attorney’s fees, costs and expenses incurred in connection with the arbitration and any judicial proceedings related thereto.

B)  REFORMATION.  The provision and covenants contained herein are intended to be separate and divisible and if, for any reason, any one or more of such provisions or covenants should be held to be invalid and unenforceable in whole or in part, it is agreed that the same shall not be held to affect the validity or enforceability of any other provisions and covenants of this Agreement. In the event that any restriction set forth in this Agreement is determined by a court of competent jurisdiction to be unenforceable with respect to scope, time or geographical coverage, Executive agrees that such a restriction will be modified and narrowed so as to provide the maximum protection of the Company’s legally protected interest as described herein and without negating or impairing any other restrictions or agreements set forth herein.

C)  REASONABLENESS.  Executive acknowledges that he has carefully read this Agreement and given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Company Secrets. The Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Executive agrees and stipulates that this Agreement, and its provisions addressing non-competition, non-solicitation and confidentiality, are reasonable in time, area, and line of business. Executive stipulates and agrees that during his period of employment with Employer, he has obtained knowledge of Employer’s trade secrets, valuable confidential business information, substantial relationships with prospective and existing customers and received extraordinary and special training. Executive stipulates and agrees that this Agreement is reasonably necessary to protect the legitimate business interests of Employer and is not overbroad nor overlong in duration.

D)  MODIFICATION.  This Agreement may only be modified or amended with the prior approval of Company’s Chief Executive Officer and such modification or amendment must be in writing signed by both the Executive and the Chief Executive Officer or his designee. Notwithstanding the foregoing, the Parties further agree that if a judicial or quasi-judicial entity declares this Agreement invalid in whole or in part, it may modify the terms of the Agreement to give effect to the Agreement as modified.

E)  SUCCESSOR AND ASSIGNS OF THE COMPANY.  This Agreement shall inure to the benefit of an bind the Company and its successors, assigns, officers, directors, agents, employees, shareholders, affiliates, predecessors, including without limitation, any person, firm, corporation, association, partnership, limited liability company or entity or combination thereof which shall acquire substantially all of the assets, or direct or indirect control of a majority of the voting stock of the Company. Notwithstanding anything to the contrary herein, this Agreement (and the provisions herein) shall be declared null and void in the event Company goes into bankruptcy or becomes insolvent. The rights and obligations conferred upon Executive under this

Agreement shall be exclusively the rights and obligations of the Executive, and may not be assigned, and except as expressly provided in this Agreement, the Executive’s family members, heirs, administrators, and representatives shall have no independent or beneficial rights under this Agreement.

F)  SURVIVAL OF OBLIGATIONS AND PROVISIONS.  Exercise of the Company’s termination rights according to the provisions herein shall not affect the Company’s rights or the Executive’s obligations herein. The Parties acknowledge and agree that the provisions within Sections II, III, IV, V, and VI shall survive the termination or expiration of this Agreement as well as the termination of Executive’s employment relationship with the Company.

G)  EXPENSES OF ENFORCEMENT.  Executive shall be liable for, and will reimburse Company for all costs and expenses, including, but not limited to, reasonable attorney’s fees, incurred by the Company in the successful enforcement in any respect of any of its rights under this Agreement, whether in litigation or otherwise. Likewise, in the event the Company is unsuccessful in enforcing its rights under this Agreement, whether in litigation or otherwise, then the Company shall pay all of the Executive’s costs and expenses, including, but not limited to, reasonable attorney’s fees, incurred by Executive in defending against the Company’s claims.

H)  ENTIRE AGREEMENT.  The Executive acknowledges and agrees that this Agreement, including any amendments thereto, which are incorporated herein and made a part of the Agreement, constitute the entire agreement between the Parties concerning the subject matter of this Agreement. Executive hereby represents that, in signing the Agreement, he has not relied upon any promise, representation, or any other inducement that is not expressed herein.

I)  APPLICABLE LAW.  This Agreement, the construction of its terms, and the interpretation of the Parties’ rights and duties shall be governed by and construed according to the laws of the State of Florida (the state of the principal place of business of Company) without regard to the choice of law provisions of such state.

J)  VENUE.  The Parties hereby agree that any lawsuit or proceeding instituted regarding this Agreement, its interpretation, enforcement or validity shall be commenced in the Circuit Court in and for Pinellas County, Florida, and the Parties hereby consent to the personal jurisdiction over them of both Courts.

K)  UNDERSTANDING OF TERMS.  Executive acknowledges that he has carefully reviewed the contents of this Agreement, understands its import and intent, including the restrictions on post-termination employment it imposes, and that he agrees to its terms without duress and in full and complete knowledge of its effect.

L)  WAIVER.  No omission or delay on the part of either Party of due and punctual fulfillment of any obligation shall be deemed to constitute a waiver by the other Party of any of its rights to require such due and punctual fulfillment of any other obligation hereunder, whether similar or otherwise, or a waiver of any remedy it may have. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

M)  SEVERABILITY.  If any of the provisions of or covenants contained herein are hereafter construed to be invalid or unenforceable in a particular jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in that jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability thereof in a particular jurisdiction because of the duration and/or scope of such provision or covenant in that jurisdiction and, in its reduced form, said provision or covenant shall be enforceable. In all other jurisdictions this Agreement shall at all times remain in full force and effect.

N)  COUNTERPARTS.  This Agreement may be executed in any number of counterpart copies, each of which shall be deemed an original, but which together shall constitute a single instrument.

O)  RE-EMPLOYMENT Executive agrees that if Executive becomes re-employed by Danka or employed by another employer during the severance period hereunder, all severance payments and benefits will be discontinued as of the date of employment. Executive shall notify the Vice President – Legal at Danka Office Imaging Company at 11101 Roosevelt Boulevard, St. Petersburg, FL 33716, of such new employment upon acceptance.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

DANKA OFFICE IMAGING COMPANY
By:

A.D. Frazier Date
Chief Executive Officer

EXECUTIVE
By:

Roderick O. Denzer Date
Regional President - West